EXHIBIT 23.3


                        CONSENT Of INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SkyTerra Communications, Inc. for the registration of 3,010,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the consolidated financial statements of Mobile Satellite Ventures LP and subsidiaries, included in SkyTerra Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

McLean, Virginia
April 22, 2005